Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into and effective as of January 4, 2019 (the “Effective Date”), by and between Allena Pharmaceuticals, Inc. (the “Company”) and Louis Brenner, M.D. (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of October 19, 2017 (the “Prior Agreement”), and both parties desire to amend and restate the Prior Agreement as set forth herein.

WHEREAS, this Agreement supersedes, amends and restates in all respects any other employment agreements and offer letters between the Executive and the Company, including without limitation the Prior Agreement, except for the Restrictive Covenant Obligations, as defined in Section 8, and the agreements governing Executive’s equity awards as well as the equity incentive plans pursuant to which such equity awards were granted, each of which remain in effect.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue be employed by the Company beginning on the Effective Date pursuant to the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

1. Position and Duties. Effective as of February 1, 2019 (the “CEO Appointment Date”), Executive shall serve as the President and Chief Executive Officer of the Company and shall have responsibilities and duties as may from time to time be prescribed by the Board of Directors of the Company (including any committee of the Board of Directors, the “Board”), commensurate with the customary scope and authority of the Executive’s position. Prior to the CEO Appointment Date, Executive shall continue to serve as the President and Chief Operating Officer of the Company. In addition, the Company shall cause the Executive to be appointed to the Board effective as of the CEO Appointment Date, provided the Executive shall resign from the Board and from any related positions upon the termination of his employment for any reason. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities, and such other activities as are set forth on Exhibit A attached hereto, as long as such activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company, and the Executive may continue to perform clinical patient-care responsibilities on an occasional basis, as set forth of Schedule B. Notwithstanding the foregoing, the time and schedule commitment associated with such clinical patient-care activities set forth of Schedule B will be evaluated by both parties after June 30, 2019 and from time to time thereafter. The Executive agrees that, if the Board at any time after June 30, 2019 determines in good faith that such clinical patient-care activities interfere with the performance of the Executive’s duties to the Company, he will wind down such activities upon delivery of written notice by the Company to the Executive. Executive represents that Exhibit A attached hereto is a comprehensive list of all outside professional activities with which Executive is currently involved.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary rate shall be increased to $500,000 effective as of the CEO Appointment Date. The Executive’s base salary rate shall be subject to increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time and shall not be subject to diminution except as provided in Section 3(e)(i). The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executives.

(b) Incentive Compensation. The Executive shall be eligible to receive annual cash incentive compensation as determined by the Board or the Compensation Committee from time to time based upon achievement of corporate goals and the Executive’s personal goals, in each case as adopted by the Board. Commencing in calendar year 2019, Executive’s initial target annual incentive compensation shall be fifty percent (50%) of the Executive’s annual base salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Annual Cash Incentive Compensation” and the actual Annual Cash Incentive Compensation with respect to any given time is the “Annual Cash Incentive Compensation.” To avoid doubt, whether incentive compensation is awarded, the criteria governing any incentive compensation, and the amount of any incentive compensation is in the sole discretion of the Board. Except as provided in Section 5(a), to earn incentive compensation, the Executive must be employed by the Company on the last day of the calendar year to which the incentive compensation applies. Annual Cash Incentive Compensation shall be paid on or before March 15th of the calendar year following the year for which the bonus was earned.

(c) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives.

(d) Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently maintained or which may, in the future, be made available by the Company generally to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Notwithstanding the foregoing or anything else to the contrary, Executive shall be entitled to four (4) weeks paid vacation per year. Executive agrees that he will use his best efforts to schedule his absences at times that do not interfere with the operations of the Company. The Executive’s accrual, use and carryover (if any) of vacation is subject in all respects to the standard written policies of the Company in effect at such time.

(e) Equity Grant. The Company will grant to the Executive an option (the “Option”) under the Company’s 2017 Stock Option and Incentive Plan (the “Plan”) for the purchase of 305,000 shares of the Company’s common stock, at a price per share equal to the closing trading price of the Company’s common stock on January 4, 2018 (“Grant Date”). The Option shall be subject to vesting over a four-year period commencing on the CEO Appointment Date, with 25% vesting on the one-year anniversary of the vesting commencement date and the balance vesting ratably on a monthly basis over the remaining three-year period. Vesting shall be subject to acceleration as set forth in this Agreement. The Option shall be subject to the terms and provisions set forth in the Plan and in a separate option agreement between the Company and the Executive.

3. Termination. The Executive’s employment hereunder is at-will and may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment upon the Disability of the Executive. “Disability” shall mean that (1) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of his employer. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, unlawful harassment or misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or its affiliates if the Executive were retained in the Executive’s position; (iv) continued non-performance by the Executive of substantially all of the Executive’s responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) that has continued for more than 30 days following written notice of such non-performance from the Board; or (v) a breach by the Executive of Section 8 or of any other Restrictive Covenant Obligation. In the event of a breach or violation of subsections (iv) or (v), if the breach or violation is curable as determined by the Board (which determination shall be conclusive), the Executive shall have no more than 30 days to cure such violation after written notice of such breach or violation by the Board (the “Cause Cure Period,”) provided that Executive shall not be entitled to more than one Cause Cure Period in any 12-month period.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material breach of this Agreement by the Company; (iii) a change of greater than 50 miles in the geographic location at which the Executive provides services to the Company; or (iv) a material diminution in the Executive’s duties or responsibilities (each a “Good Reason Condition”). Good Reason Process shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates employment within 60 days after the end of the Good Reason Cure Period. If the Company cures the Good Reason Condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination due to the Executive’s death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. If the Executive provides the Executive’s Notice of Termination to the Company in accordance with the notice provisions of this Agreement, such Notice is effective immediately, no manifestation of acceptance or assent by the Company is required, and the Executive may not rescind the Notice without the written consent of the Company.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated by the Company for any reason, including for Cause, without Cause or on account of Disability, the date of the Notice of Termination (accounting for any applicable Cause Cure Period); (iii) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, or (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Good Reason Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(h) Automatic Resignation of Other Positions. The termination of Executive’s employment with the Company for any reason shall automatically be deemed a resignation by the Executive of any other position held by the Executive with the Company or any affiliate of the Company, whether as an officer, director, fiduciary or otherwise.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive any earned but unpaid base salary, earned but unpaid expense reimbursements, accrued but unused vacation (but only if required by state law or the Company’s vacation policy, and in the event of a conflict between this Agreement and the Company’s policy, the policy shall control) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b) Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to the Executive signing, returning and not revoking a separation agreement to be provided by the Company that includes, among other terms, a general release of claims (which shall include, without limitation, a release of all releasable claims other than to payments under Section 4 or outstanding equity, obligations to cooperate with the Company and reaffirmation of the Executive’s obligations under any noncompetition, non-solicitation, non-disclosure or inventions agreement (the “Release”)) within the time period required by the Release but in no event later than 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to (A) twelve (12) months of Executive’s annual Base Salary; and (B) an amount equal to twelve (12) months of the Executive’s Target Annual Cash Incentive Compensation for the year preceding the Date of Termination (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s applicable payroll practices over twelve (12) months (the twelve (12) months after the Date of Termination, the “Severance Period”). The Company shall also pay Executive any earned, unpaid annual bonus for the year immediately prior to the year in which the Date of Termination occurs, subject to Section 2(b);

(ii) subject to the Executive’s election of and eligibility for COBRA rights and copayment of premium amounts at the active employees’ rate as of the Date of Termination (the “Active Employee Premiums”), the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to COBRA; provided that the Company’s payment obligation shall cease upon the earliest of the end of the Severance Period, the Executive’s eligibility for group health insurance from another employer, or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive (A) authorizes the deduction of the Active Employee Premiums from the Severance Amount; and (B) shall promptly respond fully to any reasonable inquiries from the Company related to the Executive’s COBRA eligibility; and

(iii) the amounts payable under this Section 4(b) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below). These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment by the Company without Cause or by the Executive for Good Reason, if either such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a) Change in Control. If within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause or the Executive terminates the Executive’s employment for Good Reason, then, in either case subject to the signing of the Release by the Executive and the Release becoming fully effective, all within the time frame set forth in the Release but in no event later than 60 days following the Date of Termination:

(i) the Company shall pay the Executive a lump sum amount equal to one times the sum of (A) eighteen (18) months of the Executive’s then current Base Salary; and (B) the Executive’s Target Annual Cash Incentive Compensation for the year in which the Date of Termination occurs;

(ii) The Company shall pay the Executive a prorated portion of the Executive’s Target Annual Cash Incentive Compensation under Section 2(b) for the year in which the Date of Termination occurs, payable when such Annual Cash Incentive Compensation would otherwise be paid, which to avoid doubt shall be no later than March 15 of the year following the year in which the Date of Termination occurs;

(iii) The Company shall also pay Executive any earned, unpaid annual bonus for the year immediately prior to the year in which the Date of Termination occurs, subject to Section 2(b);

(iv) subject to the Executive’s election of and eligibility for COBRA rights and copayment of the Active Employee Premiums, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to COBRA; provided that the Company’s payment obligation shall cease upon the earliest of the date that is eighteen (18) months after the Date of Termination; the Executive’s eligibility for group health insurance from another employer; or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive shall promptly respond fully to any reasonable inquiries from the Company related to the Executive’s COBRA eligibility;

(v) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards granted to the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination provided that, to avoid doubt, nothing in this Section 5 shall limit the Executive’s rights under Section 2 of the Incentive Stock Option Agreements dated (respectively) June 18, 2015 and February 26, 2017, including with respect to the acceleration of the vesting of 100% of the Executive’s Shares in connection with the Executive’s termination by the Company without Cause or by the Executive for Good Reason “as of or at any time following the consummation of a Reorganization Event” (as defined in those Stock Option Agreements); and

(vi) the amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) noncash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Acknowledgement. To avoid doubt, and notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to any severance compensation or benefits in connection with a termination due to the Executive’s Disability or death, by the Company for Cause, or by the Executive without Good Reason.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

8. Restrictive Covenants.

(a) For the purposes of this Section 8, all references to the “Company” refer to the Company, its affiliates and its and their successors and assigns. Reference is made to the Invention and Nondisclosure Agreement between the Company and Executive and the Non-Competition and Non-Solicitation Agreement between the Company and Executive dated March 17, 2015 (the “Non-Competition Agreement”) (along with any other restrictive covenant obligations the Executive has to the Company, the “Restrictive Covenant Obligations”). The Executive acknowledges and agrees that the Restrictive Covenant Obligations remain in full force and effect.

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully and at mutually convenient times with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section. For any period of time during which Executive performs obligations under this Section and is not receiving payments of the Severance Amount, the Company shall reimburse the Executive at an hourly rate calculated by dividing the Executive’s Base Salary as of the Date of Termination by 2,080.

(d) Protected Disclosures. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

(e) Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9. Consent to Jurisdiction; Jury Waiver. The parties hereby agree that the state and federal courts of Massachusetts shall be the exclusive jurisdiction and exclusive venue for any such court action. Accordingly, with respect to any such court action, the Executive submits to the exclusive personal jurisdiction of such courts. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUCH COURT ACTION.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, communications and understandings between the parties concerning such subject matter, including without limitation the Prior Agreement, provided that (and to avoid doubt) the Restrictive Covenant Obligations and the equity documents referenced herein shall remain in full effect and shall supplement, and shall not limit or be limited by, this Agreement.

11. Absence of Reliance. In signing this Agreement, the Executive acknowledges and agrees that the Executive is not relying upon any promise, communication or representation made by anyone at or on behalf of the Company or its affiliates with respect to the subject matter herein, except as expressly contained herein.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13. Reasonable Modification. The Executive and the Company agree and intend that, if any provision of this Agreement, including without limitation Section 8, is found by a court of competent jurisdiction to be unenforceable as written in any respect, such provision shall be deemed to be modified (and shall in fact be so modified) and enforced to its maximum permissible extent. Neither a finding that any provision is unenforceable as written nor any modification of such provision shall affect any other provision of this Agreement, including Section 8, and such other provisions shall remain in full effect.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by (i) a nationally recognized overnight courier service (ii) by registered or certified mail, postage prepaid, return receipt requested, in each case to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board, or (iii) by email to the Executive at the Executive’s Company email address, or personal email address expressly provided by the Executive to the Company, and to the Company at the Company email address of the Company’s Chairperson of the Board.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (which shall not include the Executive) with Board approval.

19. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of Massachusetts, without giving effect to the conflict of laws principles of such State.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Assignment and Transfer by the Company; Successors. The Company shall have the right to assign and/or transfer this Agreement to any person or entity, including without limitation the Company’s affiliates and any purchaser of any portion of the Company’s (or its affiliates’) equity or other assets. The Executive expressly consents to such assignment and/or transfer. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

COMPANY:

Allena Pharmaceuticals, Inc.

By:	/s/ Gino Santini
Gino Santini
Its:	Chairman of Compensation Committee

EXECUTIVE:

By:	/s/ Louis Brenner, M.D.
Louis Brenner, M.D.

Exhibit A

Outside Activities

The Executive serves as a member of the boards of directors of Goldfinch Biopharma, Inc. and the Yale Club of Boston.

Exhibit B

Clinical Activities

The Executive may provide clinical patient care in a manner that requires less of a time commitment than the five hours per week that the Executive previously provided during his prior tenure as President and Chief Operating Officer of the Company.

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